Cargile Investment Management, Inc.

Code of Ethics

Amended February 9, 2016

CODEOF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

  The adviser’s fiduciary duty to its clients;
  Compliance with all applicable Federal Securities Laws;
  Reporting and review of personal Securities transactions and holdings;
  Reporting of violations of the code; and
  Delivery of the code to all Employees.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, CIMI and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) CIMI to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge duties under the Code of Ethics.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting CIMI’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, CIMI must act in its Clients’ best interests. Neither CIMI, nor any

Employee should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks or concerns about CIMI’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the

Employee should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of the Client Relationship Manager.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, CIMI will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall prepare a report of all violations.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including, dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

CIMI will distribute the Company’s Code of Ethics to each Employee upon the commencement of employment and upon any amendment to the Code of Ethics.

All Employees must acknowledge that they have received, read, understand, and agree to comply with

CIMI’s Code of Ethics. Please complete the attached Compliance Manual Acknowledgement Form, which includes acknowledgment of the Code of Ethics, and submit the completed form to the CCO upon commencement of employment. All Employees will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including CIMI, its Employees, and the interests of its Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for CIMI, its Employees, and/or its Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

CIMI’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve CIMI and/or its Employees on one hand and Clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the Clients over the interests of CIMI and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that

Employee should promptly bring the issue to the CCO’s attention.

Personal Securities Transactions

Personal trading activity conducted by CIMI’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with the one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Code

CIMI’s Code of Ethics applies to all accounts holding any Reportable Securities over which Access Persons have any Beneficial Interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

CIMI requires Access Persons to provide periodic reports regarding transactions and holdings in all

“Reportable Securities,” which include any Security, except:

  Direct obligations of the Government of the United States;
  Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
  Shares issued by money market funds;
  Shares issued by open-end investment companies registered in the U.S.;
  Interests in 529 college savings plans; and
  Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by CIMI or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in CIMI’s Code of Ethics.

Pre-clearance Procedures

All Access Persons must have written clearance for all securities transactions, including those involving IPOs or Private Placements, before completing the transactions. CIMI may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Requests to conduct any securities transactions must be submitted to the CCO using the Pre-Clearance Form for Private Placements and IPOs.

CIMI or its Employees may receive information that may be deemed to be Material Non-Public Information. Consequently, CIMI may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a Restricted List. Employees are prohibited from trading in any security of a company or issuer on the Restricted List. Please refer to the Company’s Insider Trading

Policy in this manual for further information and requirements.

Reporting

CIMI must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis.

List of Accounts - Initial

Within 10 days of an individual becoming an Access Person, the Access Person must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Initial Accounts Reporting Form. This form must be completed by all new Access Persons and must include the reporting of all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

Initial Accounts Reporting Forms should be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person.

List of Accounts - Quarterly

All Access Persons are responsible for promptly reporting to the Company the opening of any new personal and Beneficial Interest accounts. In addition, on a quarterly basis, Access Persons must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Accounts Reporting Form. This form must be completed for all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

If you do not have any accounts to report, this should be indicated on the Accounts Reporting Form. Accounts Reporting Forms must be submitted to the CCO within 30 days of the end of each calendar quarter.

List of Accounts – Annual

All Access Persons are responsible for promptly reporting to the Company the opening of any new personal and Beneficial Interest accounts. In addition, on an annual basis, Access Persons must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Accounts Reporting Form. This form must be completed for all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

If you do not have any accounts to report, this should be indicated on the Accounts Reporting Form. Accounts Reporting Forms must be submitted to the CCO on or before February 14 of each year.

List of Accounts – Upon Account Establishment

Access Persons must promptly report the opening or establishment of any accounts that are permitted to hold Reportable Securities during the Access Person’s affiliation with CIMI, even if the Access Person does not expect that the account will hold Reportable Securities.

Reports regarding newly opened accounts should be submitted to the CCO within 10 days of account establishment. The Access Person is responsible for ensuring that CIMI is aware of all holdings in the account, as well as of any transactions that may have taken place in the account since the account’s inception.

Holdings Reports - Initial

Within 10 days of an individual first becoming an Access Person, the Access Person must report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Initial Holdings Reporting Form.

If you do not have any holdings to report, this should be indicated on the Initial Holdings Report Form. Initial Holdings Reporting Forms must be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person and must be current as of no more than 45 days prior to the date the individual first becomes an Access Person.

Holdings Reports - Annual

On an annual basis, Access Persons are required to report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Annual Holdings Reporting Form.

If you do not have any holdings to report, this should be indicated on the Annual Holdings Report Form. Annual Holdings Reporting Forms must be submitted to the CCO on or before February 15 of each year and the holdings reported on the form must be current as of no more than 45 days prior to the submission of such reports.

Note: In lieu of completing the Reportable Securities section of the Initial or Annual Holdings Reporting Forms, for accounts held with a broker-dealer, you may provide duplicate account statements dated within the required reporting period and showing the account’s holdings as of  that date. Any Reportable Securities not appearing on an account statement must be reported directly on the Reportable Securities section of the Initial or Annual Holdings Reporting Form.

Transaction Reports - Quarterly

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest.

You may utilize the attached Quarterly Transactions Reporting Form to fulfill your quarterly reporting obligations. Alternately, for transactions placed through a broker-dealer, you may provide the duplicate account statements. Any trades in Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund or direct purchase through an issuer’s transfer agent, must be reported on the Quarterly Transactions Reporting Form.

If you did not have any transactions or account openings to report, this should be indicated on the

Quarterly Transactions Reporting Form. Signed and dated Quarterly Transactions Reporting Forms and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

  Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
  Any reports with respect to Securities held in accounts over which the Access Person has no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “nodirect or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless, and until such exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager, 2) no right to intervene in the management of the account by the trustee or third party manager, 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct influence or control” complete the Code of Ethics Reporting Exception Certification Form initially when the exception is first sought and no less than annually thereafter.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Personal Trading and Holdings Reviews

CIMI’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

  Trading in securities appearing on the Restricted List;
  Frequent and/or short-term trades in any Security;
  Front-Running and other trading in conflict with Client interests; and
  Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Code of Ethics for potentially abusive behavior. The CCO’s trades are reviewed by the Office Manager. Upon review, the CCO/Office Manager will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO/Office Manager and/or sanctions, up to and including, dismissal.

Disclosure of the Code of Ethics

CIMI will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for CIMI’s Code of Ethics should be directed to the CCO.